Exhibit 99.1

Shake Shack Names Rob Lynch as Chief Executive Officer

Randy Garutti to support CEO transition and remain as advisor through 2024

NEW YORK, NY – March 21, 2024 - Shake Shack Inc. (“Shake Shack” or the “Company”) (NYSE: SHAK) today announced that its Board of Directors has appointed Rob Lynch to the role of Chief Executive Officer and board member, effective May 20, 2024. Mr. Lynch currently serves as President and CEO of Papa John’s International, Inc. and under his leadership, the Company has achieved record global system-wide sales. Mr. Lynch will succeed Randy Garutti who will continue as the Company’s CEO through May 20, 2024, which will also be his final day serving on the Board, before transitioning to an advisor through the end of this year to ensure a smooth transition.

“Rob’s appointment as CEO marks the beginning of our next chapter of growth as we seek to further elevate Shake Shack as a leading global brand,” said Danny Meyer, Shake Shack’s Founder and Chairman of the Board of Directors. “Rob’s deep leadership experience with several well-established global brands will serve us well in executing on our long-term strategic priorities as we enter the next phase of our Company’s growth. Rob’s leadership style is also a wonderful fit to advance Shake Shack’s culture of Enlightened Hospitality, and we are thrilled to welcome him to the team.”

Mr. Meyer continued, “I also want to express my heartfelt gratitude to Randy for the exceptional impact, leadership and dedication he has brought to Shake Shack since its inception as a hot dog cart in Madison Square Park to what it has become today – a beloved brand with over 520 restaurants across the world. Randy’s commitment to this brand for over 20 years, including during this time of transition, will be an enduring part of Shake Shack’s success story.”

Mr. Lynch is a highly-experienced restaurant operator and currently serves as President and Chief Executive Officer of Papa John’s International, Inc., where he has driven record global system-wide sales of over $5 billion across approximately 5,900 units.

“I am very excited to work with this outstanding team to continue to write the inspirational Shake Shack story, and to help it grow into its greatest potential. Shake Shack is special in the restaurant space – I love the food, the thoughtful Shack designs, and the soul of the brand. As I have learned more about the company, I have also gained tremendous respect for the strong culture that has been an integral part of the Company’s success since its founding,” said Mr. Lynch. “I’m honored to have the opportunity to lead Shake Shack into the next phase of growth and I look forward to working with the board, our leadership team, and our licensed partners to realize the brand’s full potential.”

“The CEO search committee recognized Rob’s proven track record in leading scaled brands globally while delivering strong results for stakeholders,” said Jeff Lawrence, a member of the CEO search committee and an independent board director. Mr. Lawrence continued, “His deep and demonstrated experience in marketing, data analytics, technology and four-wall economics gives us great confidence that he is the right leader to take Shake Shack to even greater heights. Above all, the committee found Rob’s leadership style and focus on fostering great workplace culture to be an ideal fit for Shake Shack's cherished people-first hospitality ethos.” Mr. Lawrence was joined on the CEO search committee by independent board directors Lori George, Chuck Chapman and Josh Silverman.

Previously, Mr. Lynch was President of Arby’s, one of the largest sandwich restaurant brands in the world, with more than 3,400 restaurants across eight countries, where he led operations, marketing, culinary, development and digital transformation, resulting in strong global system-wide sales growth and corporate profitability. Mr. Lynch previously served as Arby’s Brand President and Chief Marketing Officer. Prior to joining Arby’s, Mr. Lynch served as Vice President of Marketing at Taco Bell. He has over 25 years combined experience in the QSR and consumer packaged goods industries and has also held senior roles at HJ Heinz Company and Procter & Gamble. He is a graduate of the University of Rochester, where he obtained his B.A. and M.B.A.

About Shake Shack

Shake Shack serves elevated versions of American classics using only the best ingredients. It’s known for its delicious made-to-order Angus beef burgers, crispy chicken, hand-spun milkshakes, house-made lemonades, beer, wine, and more. With its high-quality food at a great value, warm hospitality, and a commitment to crafting uplifting experiences, Shake Shack quickly became a cult-brand with widespread appeal. Shake Shack’s purpose is to Stand For Something Good®, from its premium ingredients and employee development, to its inspiring designs and deep community investment. Since the original Shack opened in 2004 in NYC’s Madison Square Park, the Company has expanded to over 520 locations system-wide, including over 335 in 33 U.S. States and the District of Columbia, and 185 international locations across London, Hong Kong, Shanghai, Singapore, Mexico City, Istanbul, Dubai, Tokyo, Seoul and more.

Skip the line with the Shack App, a mobile ordering app that lets you save time by ordering ahead! Guests can select their location, pick their food, choose a pickup time and their meal will be cooked-to-order and timed to arrival. Available on iOS and Android.

Learn more: shakeshack.com | IG: @shakeshack | t: @shakeshack | facebook.com/shakeshack

Contacts

Media:
Morgan White, Shake Shack
Mwhite3@shakeshack.com

Investor Relations:
Melissa Calandruccio, ICR
Michelle Michalski, ICR
(844) SHACK-04 (844-742-2504)
investor@shakeshack.com